Exhibit 10.2

EXECUTIVE COMPENSATION RECOVERY POLICY

INTRODUCTION
The Board of Directors (the “Board”) of Pixelworks, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to foster a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”).
ADMINISTRATION
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
COVERED EXECUTIVES
This Policy applies to the Company’s current and former executive officers as determined by the Board and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).
RECOVERY: ACCOUNTING RESTATEMENT
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement.
For the avoidance of doubt, restatements resulting solely from the retrospective application of a change in generally accepted accounting principles shall not result in the Company’s right of recovery hereunder.
INCENTIVE COMPENSATION
For purposes of this Policy, Incentive Compensation means incentive-based compensation (including any equity awarded as compensation) provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure.
EXCESS INCENTIVE COMPENSATION: AMOUNT SUBJECT TO RECOVERY
The amount to be recovered will be the excess of the Incentive Compensation paid or awarded to the Covered Executive based on the erroneous data, over the Incentive Compensation that would have been paid or awarded to the Covered Executive had it been based on the restated results, as determined by the Board.
If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
If an amount to be repaid to the Company under this Policy will not be fully deductible by the Covered Executive, the Board may, unless otherwise provided by Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed, in its discretion, reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Covered Executive.

METHOD OF RECOVERY
The Board will determine, in its sole discretion, the method for recovering Incentive Compensation hereunder, which may include, without limitation, to the extent permitted by law:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c) offsetting the recovery amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action, as determined by the Board;
provided, however, that the method for recovery of Incentive Compensation selected by the Board shall not cause a violation of the payment timing rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or result in the Covered Executive being subject to the interest and additional tax provisions of Section 409A(a)(1)(B) of the Code.
NO INDEMNIFICATION
The Company shall not indemnify any Covered Executive against the loss of any incorrectly awarded Incentive Compensation.
INTERPRETATION
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of the Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.
EFFECTIVE DATE
This Policy shall be effective as of April 11, 2019 (the “Effective Date”) and shall apply to Incentive Compensation that is paid or awarded to the Covered Executives based on financial measures with respect to fiscal years beginning on or after January 1, 2019.
AMENDMENT; TERMINATION
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.
OTHER RECOVERY RIGHTS AND ACKNOWLEDGEMENTS
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. From and after the Effective Date, unless the Covered Executive’s agreement to this Policy is provided in another agreement with the Covered Executive, each Covered Executive will be required to sign an Executive Compensation Recovery Policy Acknowledgement and Agreement agreeing to the terms of this Policy in such form as determined by the Board as a condition to receiving awards or payments of Incentive Compensation with respect to fiscal years beginning on or after that date.

IMPRACTICABILITY
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Section 10D of the Exchange Act, applicable regulations and the listing standards of the national securities exchange which the Company’s securities are listed.
SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.